Hostopia Announces Resignation of Chairman and Director John Nemanic

MISSISSAUGA, ON, and FT. LAUDERDALE, FL, Feb. 13 /CNW/ - Hostopia.com Inc. (TSX: H), today announced the resignation of John Nemanic as Chairman and as a Director of Hostopia, effective February 9, 2007. Mr. Nemanic advised Hostopia that he wished to devote more time to other opportunities.

Mr. Nemanic commented: “It has been my great pleasure to have worked with Hostopia since the company’s inception. I leave with the firm conviction that Hostopia will continue to excel in all respects, and I have great confidence in the management team’s ability to execute Hostopia’s strategic plan.”

Colin Campbell, Chief Executive Officer of Hostopia, stated: “We thank Mr. Nemanic for the time he devoted to Hostopia and wish him continued success in his future endeavors.”

About Hostopia.com Inc.

Hostopia is a leading provider of web services that enable small and medium-sized businesses to establish and maintain an Internet presence. The company's customers are communication services providers, including telecommunication carriers, cable companies, internet service providers, domain registrars, and web hosting service providers. Hostopia's customers purchase its web services on a wholesale basis and resell these services under their own brands to small and medium-sized businesses. The company provides customers with the technology, infrastructure, and support services to enable them to offer web services, while saving them research and development as well as capital and operating costs typically associated with the design, development, and delivery of web services.

Forward-Looking Statements

This press release includes certain "forward-looking statements" and forward-looking information that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. These forward-looking statements and forward-looking information include, but are not limited to, plans, objectives, expectations, growth trends, and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or words of similar meaning. These statements are based on our current beliefs or expectations and there are a number of important factors that could cause the actual results or outcomes to differ materially from those indicated by these forward-looking statements, including without limitation, our ability to maintain our sales efficiency, our ability to maintain our existing, and develop new, strategic relationships, the number of our net end-user additions, our monthly customer turnover and our ability to successfully integrate recently acquired businesses and operations and those risks set forth under the caption "Risk Factors" in Hostopia's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 which have been incorporated by reference into our Form 10-Q for the nine months ended December 31, 2006, as filed with the Securities and Exchange Commission. These filings are available at www.sec.gov and www.sedar.com. Readers are cautioned not to place undue reliance on forward-looking statements as actual future results and events could differ materially from that expressed in the forward-looking statements. Hostopia does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Further Information:

Gordon Campbell

Investor Relations

Hostopia.com Inc.

Toll-Free: 877.444.4116

Phone: 604.730.4619

Email: invest@hostopia.com